TENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

        THIS TENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (“Amendment”), dated as of May 23, 2005, is by and between BADGER PAPER MILLS, INC., a corporation organized under the laws of the State of Wisconsin (“Borrower”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”) as sole Lender and as Agent under the Credit Agreement referred to below.

W I T N E S S E T H :

        WHEREAS, PNC and Borrower entered into a certain Revolving Credit and Security Agreement, dated as of November 30, 2001, as amended by a First Amendment to Revolving Credit and Security Agreement, dated as of April 30, 2002, as further amended by a Second Amendment to Revolving Credit and Security Agreement, dated as of September, 2002, as further amended by a Third Amendment to Revolving Credit and Security Agreement, dated as of August 13, 2003, as further amended by a Fourth Amendment to Revolving Credit and Security Agreement, dated as of November 14, 2003, as further amended by a Fifth Amendment to Revolving Credit and Security Agreement, dated as of March 23, 2004, as further amended by a Sixth Amendment to Revolving Credit and Security Agreement dated as of April 30, 2004, as further amended by a Seventh Amendment to Revolving Credit and Security Agreement dated as of May 14, 2004, as further amended by an Eighth Amendment to Revolving Credit and Security Agreement, dated as of August 12, 2004 and as further amended by a Ninth Amendment to Revolving Credit and Security Agreement dated as of March 31, 2005 (the “Credit Agreement”);

        WHEREAS, Borrower has requested that the Credit Agreement be amended to clarify Section 6.6 thereof as set forth herein;

        WHEREAS, pursuant to the Eighth Amendment to Revolving Credit and Security Agreement, dated as of August 12, 2004 (the “Eighth Amendment”) by and between Borrower and PNC, Section 6.6 of the Credit Agreement was restated in its entirety so as to provide for a limitation on the net loss of Borrower (Section 6.6 of the Credit Agreement, as so restated being referred to herein as the “Net Loss Covenant”);

        WHEREAS, at the time of the execution and delivery of the Eighth Amendment it was the intent and understanding of Borrower and PNC that for purposes of the calculation of net loss for the Net Loss Covenant, the gross income of Borrower would not be reduced for any nonoperating asset impairment charge with respect to Borrower’s Fourdrinier paper machine that might be recommended by Borrower’s independent accountants;

        WHEREAS, Borrower’s independent accountants recommended that Borrower take an asset impairment charge against Borrower’s Fourdriner paper machine for the fiscal year ending December 31, 2004 in an amount equal to $4,556,000 (the “Asset Impairment Charge”);

        WHEREAS, Borrower and PNC believe that the existing text of the Net Loss Covenant does not clearly reflect the intent of Borrower and PNC with respect to the calculation of net loss;

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto agree as follows:

        1.    DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

        2.    AMENDMENT. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, effective as of December 31, 2004 the Credit Agreement is hereby amended as follows:

2.1 Section 6.6 of the Credit Agreement is hereby amended by adding the following sentence immediately after the existing text thereof:

“For purposes of calculating Borrower’s net loss, no deduction shall be made from gross income for any asset impairment charge taken by Borrower against its Fourdrinier paper machine.”

        3.    EXPENSES. Borrower shall pay, upon demand, all reasonable attorneys’ fees and out-of-pocket costs of Agent and Lender in connection with this Amendment and the agreements, documents and other items contemplated hereunder.

        4.    CONDITIONS PRECEDENT. This Amendment shall become effective upon the execution and delivery to Agent of executed counterparts of this Amendment, together with executed counterparts of the Ninth Amendment to Revolving Credit and Security Agreement, dated as of March 31, 2005.

        5.    REAFFIRMATION OF GRANT OF SECURITY INTEREST. Borrower expressly acknowledges and agrees that all collateral, security interests, liens, pledges and mortgages heretofore, under this Amendment or hereafter granted to Agent including, without limitation, such collateral, security interests, liens, pledges and mortgages granted under the Credit Agreement and the Other Documents and all supplements thereto, extend to and secure all of the obligations of Borrower to Agent and Lenders, now existing or hereafter arising including, without limitation, those arising in connection with the Credit Agreement, as amended by this Amendment, upon the terms set forth in such agreements, all of which security interests, liens, pledges and mortgages are hereby ratified, reaffirmed, confirmed and approved.

        6.    MISCELLANEOUS.

6.1 Limited Nature of Amendment. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly waived or modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

6.2 Conflict. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

6.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

6.4 Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows: (A) Borrower has all necessary corporate power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms; and (C) all representations and warranties of Borrower contained in the Credit Agreement and all other agreements, instruments and other writings relating thereto are true and complete as of the date hereof.

6.5 Governing Law. This Amendment was executed and delivered in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Illinois.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BADGER PAPER MILLS, INC.
By: /s/ Paul M. Bouthilet
Name: Paul M. Bouthilet
Title: Vice President, Chief Financial Officer, Secretary and Treasurer
PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender
By: /s/ Sherry Winick
Name: Sherry Winick
Title: Vice President